Issuer Free Writing Prospectus dated June 20, 2023

filed pursuant to Rule 433 supplementing the

Preliminary Prospectus Supplement dated June 20, 2023

and the Prospectus dated December 7, 2022

Registration No. 333-268704

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	5.800% Senior Notes due 2028 (the “2028 Notes”)
6.400% Senior Notes due 2033 (the “2033 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	June 20, 2023

Settlement Date:	June 23, 2023 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-268704)

Joint Book-Running Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC

Co-Managers:	Blaylock Van, LLC CastleOak Securities, L.P. Intesa Sanpaolo S.p.A. Loop Capital Markets LLC Samuel A. Ramirez & Company, Inc. Truist Securities Inc.

Terms Applicable to

5.800% Senior Notes due 2028

Aggregate Principal Amount:	$1,350,000,000

Final Maturity Date:	June 23, 2028

Public Offering Price:	99.979%, plus accrued and unpaid interest, if any, from June 23, 2023

Benchmark Treasury:	3.625% due May 31, 2028

Benchmark Treasury Price and Yield:	98-17; 3.955%

Spread to Benchmark Treasury:	185 bps

Yield to Maturity:	5.805%

Coupon:	5.800%

Interest Payment Dates:	June 23 and December 23 of each year, commencing on December 23, 2023

Day Count Convention:	30 / 360

Optional Redemption:	Par call on May 23, 2028 (the date that is one month prior to the stated maturity date). Prior to the stated maturity date, make-whole call at T+30 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X EH5 / US37045XEH52

Terms Applicable to

6.400% Senior Notes due 2033

Aggregate Principal Amount:	$500,000,000. The 2033 Notes offered hereby will constitute a further issuance of the 6.400% Senior Notes due 2033, of which $500,000,000 aggregate principal amount was issued on January 9, 2023 (the “Existing 2033 Notes”). The 2033 Notes will form a single series with, and have the same terms, other than the initial offering price and the issue date, as the Existing 2033 Notes. Upon settlement, the 2033 Notes will have the same CUSIP number and will trade interchangeably with the Existing 2033 Notes. Immediately after giving effect to the issuance of the 2033 Notes offered hereby, an aggregate principal amount of $1,000,000,000 of 6.400% Senior Notes due 2033 will be outstanding.

Final Maturity Date:	January 9, 2033

Public Offering Price:	102.250%, plus an aggregate amount of accrued and unpaid interest accrued from January 9, 2023 to the Settlement Date for all 2033 Notes offered hereby of $14,577,777.78

Benchmark Treasury:	3.375% due May 15, 2033

Benchmark Treasury Price and Yield:	97-02+; 3.730%

Spread to Benchmark Treasury:	235 bps

Yield to Maturity:	6.080%

Coupon:	6.400%

Interest Payment Dates:	January 9 and July 9 of each year, commencing on July 9, 2023

Day Count Convention:	30 / 360

Optional Redemption:	Par call on October 9, 2032 (the date that is three months prior to the stated maturity date). Prior to the par call date, make whole call at T+45 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X ED4 / US37045XED49

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BNP Paribas Securities Corp. at 1-800-854-5674, Citigroup Global Markets Inc. at 1-800-831-9146, Credit Agricole Securities (USA) Inc. at 1-866-807-6030, Morgan Stanley & Co. LLC at 1-866-718-1649, Scotia Capital (USA) Inc. at 1-800-372-3930 and TD Securities (USA) LLC at 1-855-495-9846.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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